Exhibit 99.1

News Release
For Immediate Release

SALLIE MAE REPORTS THIRD-QUARTER 2020 FINANCIAL RESULTS
Third-Quarter GAAP Net Income Attributable to Common Stock of $169 Million,
or $0.45 Per Diluted Share; Third-Quarter “Core Earnings” Attributable to Common Stock of
$179 Million, or $0.47 Per Diluted Share

Initiated Restructuring Program Focused on Improving Operational Efficiencies;
Recorded a $24 Million Restructuring Charge; Significant Efficiencies
Expected to be Realized in 2021 and Beyond

$1.9 Billion in Private Education Loans Originated During Quarter

Sold the Personal Loan Portfolio as a Part of Continued Focus on the Core Business
and Rigorous Capital Allocation

NEWARK, Del., Oct. 21, 2020 - Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released third-quarter 2020 financial results. Highlights of those results are included in the attached supplement. Complete financial results are available at www.SallieMae.com/investors.

Sallie Mae will host an earnings conference call tomorrow, Oct. 22, 2020, at 8 a.m. EDT. Executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. To participate, dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 1662597 starting at 7:45 a.m. EDT. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Nov. 5, 2020, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1662597.

A live audio webcast of the conference call and presentation slides may be accessed at www.SallieMae.com/investors.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
Contacts:
Media
Rick Castellano, 302-451-2541, rick.castellano@salliemae.com

Investors
Brian Cronin, 302-451-0304, brian.cronin@salliemae.com

Sallie Mae Reports Third-Quarter 2020 Financial Results

Third-Quarter GAAP Net Income Attributable to Common Stock of $169 Million,
or $0.45 Per Diluted Share; Third-Quarter “Core Earnings” Attributable to Common Stock of
$179 Million, or $0.47 Per Diluted Share

Initiated Restructuring Program Focused on Improving Operational Efficiencies;
Recorded a $24 Million Restructuring Charge; Significant Efficiencies
Expected to be Realized in 2021 and Beyond

$1.9 Billion in Private Education Loans Originated During Quarter

Sold the Personal Loan Portfolio as a Part of Continued Focus on the Core Business
and Rigorous Capital Allocation

“During times like these, we are tested as a country and as a people but I am heartened to see so many facing these challenges head on. That’s especially true of our nation’s colleges and universities, which continue to adapt and innovate to meet the needs of students and families determined to continue their education despite the pandemic. At Sallie Mae, we’re doing our part, helping families responsibly finance their education while also providing assistance to those customers who may still be experiencing financial distress due to COVID-19. I’m proud of our team members who continue to come to work every day to support the success of our customers.

As we look to 2021, we are further aligning our business to strategic imperatives that will improve focus, alignment, and accountability and ultimately, build a stronger Sallie Mae. That means remaining laser focused on our core business – offering high quality, private student loans. Today’s announcement of an organizational realignment and significant expense savings signals our continued commitment to creating shareholder value.”

Jonathan Witter, CEO, Sallie Mae

Third-Quarter 2020 Highlights vs. Third-Quarter 2019 Highlights

•Net interest income of $365 million, down 10%.
•Private education loan originations of $1.9 billion, down 16%.
•Ending private education loans outstanding, net, of $21.0 billion, down 8%.
•Average yield on the private education loan portfolio was 8.24%, down 106 basis points.
•Private education loan provision for credit losses was $48 million, down from $85 million.
•Private education loans in forbearance were 4.3% of private education loans in repayment and forbearance, up from 3.6%.
•Delinquent private education loans in repayment as a percentage of private education loans in repayment were 3.0%, up from 2.8%.
•Due to the sale of the entire personal loan portfolio during the quarter, personal loans were $0, down from $1.1 billion. The sale resulted in a $43 million reduction to the provision for credit losses in the third-quarter 2020.
•Paid third-quarter common stock dividend of $0.03 per share, unchanged from prior-year period.
•Total operating expenses of $127 million, down from $154 million.
•Total restructuring expenses of $24 million, as a result of corporate restructuring.

GAAP EPS	Non-GAAP “Core Earnings” EPS(1)	Private Education Loan Originations	Total Education Loan Assets, net	Common Equity Tier 1 Risk-Based Capital
3Q20 - $0.45	3Q20 - $0.47	3Q20 - $1.9 billion	9/30/20 - $21.7 billion	9/30/20 - 12.7%

Investor Contact: Brian Cronin, 302-451-0304 brian.cronin@salliemae.com	Media Contact: Rick Castellano, 302-451-2541 rick.castellano@salliemae.com

The following are significant items or events that occurred in the third-quarter 2020 and will affect the company’s performance in 2020.

Impact of COVID-19 on Sallie Mae
    During the third quarter of 2020, economic and consumer trends appeared to be slightly improving and progress was made on vaccine trials and possible treatments to mitigate the spread of the COVID-19 virus. However, the absence of actions by the U.S. government to pass further economic relief legislation and the threat of a “second-wave” of COVID-19 infections in the fourth quarter of 2020 led to continued uncertainty in the economy. For the quarter ended Sept. 30, 2020, the company considered the current economic forecasts as well as how the significant uncertainty may affect future unemployment rates and the economy in estimating the company’s allowance for credit losses. We remain cautious about the near term economic forecasts and have not changed the economic scenarios used in determining the allowance for credit losses in the third quarter of 2020 from the scenarios used in the second quarter of 2020. Provisions for credit losses in the current quarter decreased by $103 million compared with the year-ago quarter. During the third quarter of 2020, the provision for credit losses was affected by a benefit of $98 million from improvements in the economic forecasts used compared to the second quarter of 2020, a benefit of $68 million from faster prepayment speeds, and a benefit of $43 million from the sale of our Personal Loan portfolio. The benefit from the economic forecasts was heavily influenced by a recalibration of the college graduate unemployment rate that occurred in the third quarter of 2020. The benefit from faster prepayment speeds was to reflect actual loan prepayment speeds being higher than what our models were predicting due to the significant amount of COVID-19 related government stimulus. These benefits were mostly offset by $129 million in additional provision for new commitments to lend that were entered into during the quarter, and other factors. As the year progresses and COVID-19’s economic impact becomes clearer, the company could experience significant changes in its allowance for loan losses. For further discussion of the risk COVID-19 poses to the business, the company’s response to the pandemic, and the expected impacts of COVID-19 on the business, please refer to the company’s quarterly report on Form 10-Q for the fiscal quarter ended Sept. 30, 2020 (filed with the Securities and Exchange Commission (“SEC”) on Oct. 21, 2020).

    The COVID-19 crisis is unprecedented and has had a significant impact on the economic environment globally and in the U.S. There is a significant amount of uncertainty as to the length and breadth of the impact to the U.S. economy and, consequently, on the company. Please refer to Part II, Item 1A. “Risk Factors — COVID-19 Pandemic” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the SEC on April 22, 2020), for risks associated with COVID-19. Also, see page 6 for a cautionary note regarding forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 28, 2020) and subsequent filings with the SEC.

Restructuring Activities
    During the third quarter of 2020, the company initiated a restructuring program to reduce costs and improve operating efficiencies by better aligning its organizational structure with its new corporate strategic initiatives. In conjunction with these restructuring plans, involuntary termination benefit arrangements and certain other costs that are incremental and incurred as a direct result of our restructuring plan are classified as restructuring expenses in the accompanying consolidated statements of income. Restructuring expenses of $24 million were recorded in the three and nine months ended Sept. 30, 2020. For further discussion of the company’s new strategic imperatives and restructuring activities, please refer to the company’s quarterly report on Form 10-Q for the fiscal quarter ended Sept. 30, 2020 (filed with the SEC on Oct. 21, 2020).

Sale of Personal Loan Portfolio
    At the end of 2019, the company announced the ceasing of personal loan purchases and originations. In the third quarter of 2020, the entire personal loan portfolio, including $697 million of principal and $7 million in accrued interest, was sold, resulting in a $43 million reduction to the company’s provision for credit losses. This opportunity was taken to reduce the risk to the balance sheet and focus our capital and attention on the core student loan business.

Guidance
Given the economic uncertainties resulting from COVID-19, the company withdrew guidance for 2020 earlier in 2020.

Quarterly Financial Highlights

	3Q 2020	2Q 2020	3Q 2019
Income Statement ($ millions)
Total interest income	$482	$485	$590
Total interest expense	118	136	185
Net interest income	365	349	405
Less: provisions for credit losses	(4)	352	99
Total non-interest income	10	29	17
Total non-interest expenses	152	142	154
Income tax expense (benefit)	55	(31)	41
Net income (loss)	171	(85)	128
Preferred stock dividends	2	3	4
Net income (loss) attributable to common stock	169	(88)	124
“Core Earnings” adjustments to GAAP(1)	10	6	(2)
Non-GAAP “Core Earnings” net income (loss) attributable to common stock(1)	179	(82)	122

Ending Balances ($ millions)
Private Education Loans, net	$20,956	$19,793	$22,856
FFELP Loans, net	743	752	799
Personal Loans, net	—	609	1,062
Credit Cards, net	11	10	—
Deposits	$23,110	$23,592	$22,629
-Brokered	12,138	12,749	12,542
-Retail and other	10,972	10,843	10,086

Key Performance Metrics
Net interest margin	4.79%	4.55%	5.55%
Yield - Total interest-earning assets	6.34%	6.33%	8.09%
-Private Education Loans	8.24%	8.33%	9.30%
-Personal Loans	12.86%	12.54%	12.16%
Cost of Funds	1.66%	1.91%	2.75%
Return on Assets (“ROA”)(2)	2.2%	(1.1)%	1.7%
Non-GAAP “Core Earnings” ROA(3)	2.4%	(1.0)%	1.7%
Return on Common Equity (“ROCE”)(4)	40.9%	(21.0)%	18.0%
Non-GAAP “Core Earnings” ROCE(5)	43.0%	(19.5)%	17.7%

Per Common Share
GAAP diluted earnings (loss) per common share	$0.45	$(0.23)	$0.29
Non-GAAP “Core Earnings” diluted earnings (loss) per common share(1)	$0.47	$(0.22)	$0.29
Average common and common equivalent shares outstanding (millions)	378	375	427

Footnotes:

(1) Sallie Mae provides “Core Earnings” because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between “Core Earnings” and GAAP net income is driven by mark-to-fair value unrealized gains and losses on derivative contracts recognized in GAAP, but not in “Core Earnings” results. See the “Core Earnings” to GAAP Reconciliation in this press release for a full reconciliation of GAAP and “Core Earnings.” “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will be equal to $0. Management believes the company’s derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.

(2) We calculate and report our Return on Assets (“ROA”) as the ratio of (a) GAAP net income (loss) numerator (annualized) to (b) the GAAP total average assets denominator.

(3) We calculate and report our non-GAAP “Core Earnings” Return on Assets (“Core Earnings ROA”) as the ratio of (a) “Core Earnings” net income (loss) numerator (annualized) to (b) the GAAP total average assets denominator.

(4) We calculate and report our Return on Common Equity (“ROCE”) as the ratio of (a) GAAP net income (loss) attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

(5) We calculate and report our non-GAAP “Core Earnings” Return on Common Equity (“Core Earnings ROCE”) as the ratio of (a) “Core Earnings” net income (loss) attributable to common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock.

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This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements. This includes, but is not limited to: statements regarding future developments surrounding COVID-19 or any other pandemic, including, without limitation, statements regarding the potential impact of COVID-19 or any other pandemic on the company’s business, results of operations, financial condition, and/or cash flows; the company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future, subject to the determination by the company’s Board of Directors, and based on an evaluation of the company’s earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks, and uncertainties; the company’s 2020 guidance; the company’s three-year horizon outlook; the company’s expectation and ability to execute loan sales and share repurchases; the company’s projections regarding originations, earnings, and balance sheet position; and any estimates related to accounting standard changes. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 28, 2020) and subsequent filings with the SEC; the societal, business, and legislative/regulatory impact of pandemics and other public heath crises; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of our allowance for loan losses and the related provision expense; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents, cyberattacks, and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; rates of prepayments on the loans that we own; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$4,351,045	$5,563,877
Investments:
Trading investments at fair value (cost of $12,551)	14,651	—
Available-for-sale investments at fair value (cost of $2,081,236 and $485,756, respectively)	2,090,707	487,669
Other investments	81,231	84,420
Total investments	2,186,589	572,089
Loans held for investment (net of allowance for losses of $1,734,559 and $441,912, respectively)	21,709,771	24,667,792
Restricted cash	162,448	156,883
Other interest-earning assets	53,808	52,564
Accrued interest receivable	1,472,602	1,392,725
Premises and equipment, net	148,773	134,749
Income taxes receivable, net	505,208	88,844
Tax indemnification receivable	28,256	27,558
Other assets	23,921	29,398
Total assets	$30,642,421	$32,686,479

Liabilities
Deposits	$23,109,923	$24,283,983
Short-term borrowings	—	289,230
Long-term borrowings	4,947,647	4,354,037
Upromise member accounts	—	192,662
Other liabilities	384,405	254,731
Total liabilities	28,441,975	29,374,643

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 456.6 million and 453.6 million shares issued, respectively	91,319	90,720
Additional paid-in capital	1,243,482	1,307,630
Accumulated other comprehensive loss (net of tax benefit of ($12,647) and ($3,995), respectively)	(38,941)	(12,367)
Retained earnings	1,302,654	1,850,512
Total SLM Corporation stockholders’ equity before treasury stock	2,998,514	3,636,495
Less: Common stock held in treasury at cost: 81.4 million and 32.5 million shares, respectively	(798,068)	(324,659)
Total equity	2,200,446	3,311,836
Total liabilities and equity	$30,642,421	$32,686,479

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Loans	$477,833	$564,698	$1,513,279	$1,672,082
Investments	3,327	2,145	9,086	5,272
Cash and cash equivalents	1,218	23,548	19,740	53,212
Total interest income	482,378	590,391	1,542,105	1,730,566
Interest expense:
Deposits	83,500	143,393	318,858	405,977
Interest expense on short-term borrowings	3,424	1,400	11,041	3,700
Interest expense on long-term borrowings	30,887	40,533	98,750	116,675
Total interest expense	117,811	185,326	428,649	526,352
Net interest income	364,567	405,065	1,113,456	1,204,214
Less: provisions for credit losses	(3,640)	99,526	409,505	256,691
Net interest income after provisions for credit losses	368,207	305,539	703,951	947,523
Non-interest income (loss):
Gains (losses) on sales of loans, net	(4)	—	238,562	—
Gains (losses) on derivatives and hedging activities, net	(15)	1,961	49,408	21,460
Other income	9,646	15,280	42,547	31,313
Total non-interest income	9,627	17,241	330,517	52,773
Non-interest expenses:
Operating expenses:
Compensation and benefits	62,743	64,980	219,413	210,213
FDIC assessment fees	1,455	8,814	17,508	23,788
Other operating expenses	63,292	79,827	179,424	198,573
Total operating expenses	127,490	153,621	416,345	432,574
Restructuring expenses	24,127	—	24,127	—
Total non-interest expenses	151,617	153,621	440,472	432,574
Income before income tax expense	226,217	169,159	593,996	567,722
Income tax expense	55,189	40,701	146,006	130,798
Net income	171,028	128,458	447,990	436,924
Preferred stock dividends	2,058	4,153	8,000	12,952
Net income attributable to SLM Corporation common stock	$168,970	$124,305	$439,990	$423,972
Basic earnings per common share attributable to SLM Corporation	$0.45	$0.29	$1.14	$0.99
Average common shares outstanding	375,094	424,149	386,587	429,295
Diluted earnings per common share attributable to SLM Corporation	$0.45	$0.29	$1.13	$0.98
Average common and common equivalent shares outstanding	377,918	427,336	389,391	432,572
Declared dividends per common share attributable to SLM Corporation	$—	$—	$0.09	$0.09

“Core Earnings” to GAAP Reconciliation
The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

“Core Earnings” adjustments to GAAP:
GAAP net income	$171,028	$128,458	$447,990	$436,924
Preferred stock dividends	2,058	4,153	8,000	12,952
GAAP net income attributable to SLM Corporation common stock	$168,970	$124,305	$439,990	$423,972

Adjustments:
Net impact of derivative accounting(1)	12,848	(2,843)	(21,611)	(25,287)
Net tax expense (benefit)(2)	3,136	(695)	(5,276)	(6,180)
Total “Core Earnings” adjustments to GAAP	9,712	(2,148)	(16,335)	(19,107)

“Core Earnings” attributable to SLM Corporation common stock	$178,682	$122,157	$423,655	$404,865

GAAP diluted earnings per common share	$0.45	$0.29	$1.13	$0.98
Derivative adjustments, net of tax	0.02	—	(0.04)	(0.04)
“Core Earnings” diluted earnings per common share	$0.47	$0.29	$1.09	$0.94
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at Sallie Mae Bank where the derivative instruments are held.

The following table reflects our provisions for credit losses and total portfolio net charge-offs:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2020	2019	2020	2019

Provisions for credit losses	$(3,640)	$99,526	$409,505	$256,691
Total portfolio net charge-offs	(53,770)	(67,905)	(154,838)	(183,604)

In 2020, we began to evaluate management’s performance internally using a measure that starts with “Core Earnings” net income as disclosed above for a period, and further adjusting it by increasing it by the impact of GAAP provisions for credit losses and decreasing it by the total portfolio net charge-offs recorded in that period, net of the tax impact of these adjustments.